Exhibit 10.1

Execution Version

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (this “Agreement”) is entered into between Allovir, Inc., a Delaware corporation (“Company”) and Diana Brainard (“Employee”). This Agreement is effective as of the date the Agreement becomes fully executed by the parties (the “Effective Date”).

Now, for good and valuable consideration, the receipt of which is hereby confirmed, the Company and Employee agree as follows:

1. Position and Duties. The Company will employ Employee as the Chief Executive Officer of the Company. Employee will report to the Company’s Board of Directors (the “Board”) and will render such business and professional services in the performance of her duties, consistent with Employee’s position, as shall reasonably be assigned to her by the Board. Employee’s employment shall begin on a date mutually agreeable to Employee and the Company and shall continue in such capacity until it terminates in accordance with Section 10 below.

2. Service to the Company. Except as otherwise specified herein, Employee will be expected to devote her full working time and attention to the business of the Company, and will not render services to any other business without the prior approval of the Board or, directly or indirectly, engage or participate in any business that is competitive in any manner with the business of the Company; provided, however, that Employee may continue to serve on the boards of directors and advisory boards on which Employee presently serves, all of which have been disclosed to the Company, and may serve on additional boards (whether advisory or boards of directors) with the prior approval of the Board, not to be unreasonably withheld and may service on the board of civic or charitable organizations and manage her personal investments, in each case, except as would materially interfere with her duties to the Company. Employee will also be expected to comply with and be bound by the Company’s operating policies, procedures and practices that are from time to time in effect during the term of her employment and are provided to Employee.

3. Board Service. Employee will continue to serve as member of the AlloVir, Inc. Board of Directors and for so long as Employee continues to serve as the Chief Executive Officer of the Company, Employee will be nominated by the Company to serve on the Board. Employee may be removed from the Board in accordance with applicable law and the Company’s bylaws. If Employee ceases to be employed by the Company, Employee will resign from all Board positions at the request of the Board.

4. At-Will Employment. Employee and the Company understand and acknowledge that Employee’s employment with the Company constitutes “at-will” employment, and the employment relationship may be terminated at any time, with or without cause and with or without notice.

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5. Compensation and Benefits.

5.1 Base Salary. The Company shall pay the Employee an annual base salary of $584,000 (as adjusted from time to time in accordance with the terms hereof, the “Base Salary”), payable in accordance with the Company’s normal payroll practices. The Board shall periodically review (at least annually) Employee’s Base Salary, provided that any changes thereto shall be determined by the Board in its sole and absolute discretion.

5.2 Annual Bonus. Employee will be eligible to receive an annual cash bonus with a target bonus opportunity of 60% of Employee’s then current Base Salary (the “Target Annual Bonus”), upon the achievement of annual performance goals determined by the Board (and Employee shall be eligible to receive an annual bonus above such target level for performance in excess of target levels). Annual corporate performance goals shall be determined no later than the end of January of the performance year, which generally shall be coincident with the calendar year. The Board, at its sole discretion, may increase Employee’s Annual Bonus or award an additional bonus to the Employee for extraordinary service to the Company or other factors it determines to be appropriate in its sole discretion. The annual bonus shall be paid during the fiscal year that follows the year to which it relates, not later than the date Company-wide annual bonuses are paid. To receive payment of any bonus Employee must be employed by the Company at the time bonuses are paid, except as provided below.

5.3 Employee Benefits. Employee shall be entitled to participate in all employee benefit plans and arrangements, including, but not limited to, medical, dental, vision and long-term disability insurance benefits and arrangements, as are made available by the Company to its other senior executives, subject to the terms and conditions thereof.

5.4 Vacation. Employee will be entitled to paid vacation (in addition to Company holidays) pursuant to the terms of the Company’s vacation policy as may exist from time to time, but in all events not less than four (4) weeks.

5.5 Relocation Benefits. The Company agrees to reimburse Employee within sixty (60) days of Employee’s submission of documentation of the same (or, if reasonably practicable and requested by Employee, the Company shall directly pay) for the following relocation related expenses incurred in connection with Employee’s move to the Company’s headquarters in the greater Boston area: (i) costs related to packing and moving Employee’s household goods and belongings (including automobiles); (ii) real estate commissions and other costs associated with selling Employee’s home in the greater San Francisco Bay area, in an amount under this clause (ii) up to $250,000; (iii) reasonable travel expenses for Employee and Employee’s family associated with moving; and (iv) reimbursement for up to 12 months of rent (which may include periods prior to Employee’s start date) for housing for Employee and Employee’s family in an aggregate amount for such rent of not more than $180,000. The Corporation shall pay to Employee such additional compensation as is necessary (after taking into account all federal, state, and local income taxes payable by Employee as a result of the receipt of such additional compensation) to place Employee in the same after-tax position Employee would have been in had no such tax (or any interest or penalties thereon) been paid or incurred with

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respect to any of such amounts (the “Tax Gross-Up”). The Corporation shall pay the applicable portion of the Tax-Gross Up at the time the related expense is paid or reimbursed, as applicable. Employee agrees to reimburse Company for the after-tax amount of such payments if Employee voluntarily terminates Employee’s employment with the Company without Good Reason (and other than due to Disability) prior to the completion of twelve (12) months of service to the Company.

6. Equity Matters.

6.1 Not later than thirty (30) days after the Employee’s commencement of employment with the Company, the Company will grant Employee the following equity awards under the 2020 AlloVir Stock Option and Incentive Plan (the “Plan”): (i) a stock option to purchase 500,000 shares of the Company’s common stock (the “Time-Based Option”), (ii) 30,000 restricted stock units (the “Sign-On RSU Award”) and (iii) 170,000 restricted stock units (“the “Time-Based RSU Award”). The exercise price of each share subject to the Option will be equal to the closing trading price of the Company’s common stock on the date of grant.

6.2 All equity grants required by Paragraph 6.1 will be evidenced in writing by, and subject to the terms of the Plan and a Grant Agreement attached hereto as Exhibit A (in the case of the Time-Based Option), Exhibit B (in the case of the Sign-On RSU Award and the Time-Based RSU Award, with appropriate changes for the respective award) and will vest in accordance with the terms of such agreements.

6.3 For the avoidance of doubt, all equity granted to Employee in respect of her service of a member of the Board prior the commencement of her employment with the Company will continue to vest in accordance with its regular vesting schedule for as long as Employee provides services to the Company either as a member of the Board or an employee of the Company.

7. Expenses. The Company will, in accordance with applicable Company policies and guidelines, reimburse Employee for all reasonable and necessary expenses incurred by Employee in connection with her performance of services on behalf of the Company. In addition, not later than thirty (30) days after Employee’s presentation of reasonable documentation thereof, Employee will be reimbursed for all reasonable attorneys’ fees and expenses incurred in connection with this Agreement and her employment with the Company, up to an aggregate cap of $20,000.

8. Inventions and Proprietary Information, Non-Competition. In exchange for, among other things, an offer of employment which Employee acknowledges and agrees is fair and reasonable consideration that is independent from the continuation of employment with the Company, Employee agrees to the terms of the Restrictive Covenants Agreement attached to this Agreement as Exhibit C (the “Restrictive Covenants Agreement”), which is hereby incorporated by reference into this Agreement. Employee acknowledges and understands that Employee has been advised by the Company that Employee has the right to consult with counsel prior to signing the Restrictive Covenants Agreement. Employee further acknowledges and agrees that Employee received the Restrictive Covenants Agreement at least ten (10) business days before the Restrictive Covenants Agreement is to become effective.

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9. Definitions.

9.1 Cause. For purposes of this Agreement, “Cause” means the occurrence of any of the following after the Effective Date (i) Employee’s persistent failure to carry out any material lawful duties of Employee or any lawful directions of the Board reasonably consistent with Employee’s duties; provided, however, that Employee has been given reasonable notice of the specific failure and an opportunity to correct such failure within thirty (30) business days from the date of the notice; (ii) Employee’s conviction of or plea of nolo contendere to a felony, which has had or will have a detrimental effect on the Company’s reputation or business, (iii) Employee engaging in an act of gross negligence or willful misconduct in the performance of her employment obligations and duties, (iv) Employee’s commission of an act of fraud against the Company or willful misappropriation of property belonging to the Company; (v) Employee engaging in any other willful misconduct that has caused or will cause material harm to the Company’s reputation or business; or (vi) Employee’s material breach of the Restrictive Covenants Agreement. No act or failure to act will be considered “willful” unless Employee has acted, or failed to act, with a lack of good faith and with a lack of reasonable belief that Employee’s action or failure to act was in the best interest of the Company or any of its affiliates.

9.2 Disability. For purposes of this Agreement “Disability” shall have that meaning set forth in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended (the “Code”).

9.3 Good Reason. For purposes of this Agreement, “Good Reason” means any of the following actions that have been taken by the Company without Employee’s written consent, provided that (a) the Company receives, within sixty (60) days following Employee’s knowledge of the occurrence of any of the conditions or events set forth in clauses (i) through (v) below, written notice from Employee specifying the specific basis for Employee’s belief that Employee is entitled to terminate employment for Good Reason, (b) the Company fails to cure the condition or event constituting Good Reason within thirty (30) days after receipt of such written notice thereof, and (c) Employee terminates employment within thirty (30) days following expiration of such cure period:

(i) A material diminution in Employee’s responsibilities, authority, or duties;

(ii) A material diminution in Employee’s Base Salary or Target Annual Bonus, except for across-the-board salary or Target Bonus reductions based on the Company’s financial performance similarly affecting all or substantially all senior management employees of the Company;

(iii) The Company failing to grant equity awards in accordance with Paragraph 6 above;

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(iv) A material change in the geographic location at which Employee provides services to the Company, such that there is an increase of at least thirty (30) miles of driving distance to such location from Employee’s principal place of residence as of such change;

(v) Any change in Employee’s reporting relationship so that she no longer reports exclusively to the Board; or

(vi) A material breach of this Agreement or any equity agreement to which Employee is a party by the Company.

10. Effect of Separation from Service. For purposes of this Agreement, no payment will be made to Employee upon termination of Employee’s employment unless such termination constitutes a “separation from service” within the meaning of Section 409A of the Code, and Section 1.409A-1(h) of the regulations promulgated thereunder.

10.1 Separation for Cause, Death, Disability or Voluntary Separation from Service. In the event of Employee’s separation from service from the Company for Cause or in the event of Employee’s death, Disability or voluntary separation from service at any time (other than for Good Reason or due to Disability) and for any reason, Employee or her estate will be paid only (i) any earned but unpaid Base Salary, (ii) other unpaid vested amounts or benefits under the compensation, incentive and benefit plans of the Company in which Employee participates (including accrued vacation earned through her separation from service), and (iii) reimbursement for all reasonable and necessary expenses incurred by Employee in connection with her performance of services on behalf of the Company in accordance with applicable Company policies and guidelines, in each case as of the effective date of such separation from service (the “Accrued Compensation”). In the event of Employee’s death or Disability, (i) any unvested stock option or other equity award held by Employee shall be accelerated in vesting in an amount equal to (i) twenty five percent (25%) plus (ii) five percent (5%) for each year of service to the Company of the total number of shares covered by the option or other award, (ii) the Company will pay Employee any then unpaid annual bonus payable under Paragraph 5.2 above for a performance year that has been completed in accordance with the terms set forth therein and (iii) the Company will pay Employee a pro-rata annual bonus for the year in which such death or Disability occurs (as determined and paid in accordance with Paragraph 5.2 above) based on the number of days elapsed prior to such death or Disability. Employee or her estate (or applicable representative or permitted transferee) will be allowed to exercise her vested stock options to purchase the Company’s common stock (and other awards requiring exercise), if any, during the time period set forth in, and in accordance with, the applicable plan and governing agreements.

10.2 Separation from Service without Cause or for Good Reason. In the event of Employee’s separation from service from the Company without Cause or for Good Reason, and provided that Employee delivers to the Company a signed separation agreement and release in a form and manner satisfactory to the Company, which shall include, without limitation, a general release of claims against the Company and all related persons and

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entities, a reaffirmation of all of the Employee’s Continuing Obligations (as defined below), and, in the Company’s sole discretion, a one-year post-employment noncompetition restriction in a form substantially similar to the Noncompetition Restriction (as defined in the Restrictive Covenants Agreement attached hereto as Exhibit D (the “Separation Agreement and Release”) , and (ii) the Separation Agreement and Release becoming irrevocable all within sixty (60) days following Employee’s separation from service (or such shorter period as set forth in the Separation and Release Agreement), which shall include a seven (7) business day revocation period, then, in addition to the Accrued Compensation, Employee shall be entitled to the following:

(i) A lump sum payment equal to thirty-six (36) months (the “Severance Period”) of the Employee’s then current Base Salary payable on the sixty-first (61st) day following the date of Employee’s separation from service (or, if earlier, on the first payroll date after the Separation and Release Agreement has become irrevocable);

(ii) A lump sum payment for Target Annual Bonus payable on the sixty-first (61st) day following the date of Employee’s separation from service (collectively, with the payment provided for in Paragraph 10.2(i), the “Severance Amount”);

(iii) Notwithstanding in the foregoing, in the event Employee is entitled to any payments pursuant to the Restrictive Covenants Agreement, the Severance Amount will be reduced on a dollar-for-dollar basis by the amount Employee is paid pursuant to the Restrictive Covenants Agreement; provided that any such reduction shall not be effected in any manner that results in any additional taxes under Section 409A;

(iv) Provided Employee timely elects to continue health coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), reimbursement for any monthly COBRA premium payments made by Employee for Employee and her eligible dependents until the earliest of (a) the expiration of the Severance Period; (b) Employee’s eligibility for group medical plan benefits under any other employer’s group medical plan; or (c) the cessation of Employee’s continuation rights under COBRA; provided, however, if the Company determines that it cannot pay such amounts to the group health plan provider or the COBRA provider (if applicable) without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then the Company shall convert such payments to payroll payments directly to Employee for the time period specified above. Such payments shall be subject to tax-related deductions and withholdings and paid on the Company’s regular payroll dates. For the avoidance of doubt, the taxable payments described above may be used for any purpose, including, but not limited to, continuation coverage under COBRA; and,

(v) Notwithstanding the provisions of Paragraph 6 or their otherwise applicable terms, all unvested equity awards held by Employee at the time of such separation from service shall accelerate in full and, as applicable, become fully exercisable and all stock options (and other awards requiring exercise) will remain vested and exercisable thereafter in accordance with the terms of the applicable award agreement.

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11.1 Parachute Payments. In the event that any payments or benefits provided for in this Agreement or otherwise payable to Employee (collectively, the “Payments”) (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) but for this Section, would be subject to the excise tax imposed by Section 4999 of the Code, then the Payments shall be payable either (i) in full, or (ii) as to such lesser amount which would result in no portion of the Payments being subject to the excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999 of the Code, results in the receipt by Employee on an after-tax basis, of the greatest amount of Payments, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code. Any reduction to the Payments required under this Section shall be made by the Company in its reasonable discretion in the following order and in a manner intended to comply with Section 409A of the Code (as determined by the Company): (i) payments that are payable in cash that are valued at full value under Treasury Regulation Section 1.280G-1, Q&A 24(a) will be reduced (if necessary, to zero), with amounts that are payable last reduced first; (ii) payments and benefits due in respect of any equity valued at full value under Treasury Regulation Section 1.280G-1, Q&A 24(a), with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24), will next be reduced; (iii) payments that are payable in cash that are valued at less than full value under Treasury Regulation Section 1.280G-1, Q&A 24, with amounts that are payable last reduced first, will next be reduced; (iv) payments and benefits due in respect of any equity valued at less than full value under Treasury Regulation Section 1.280G-1, Q&A 24, with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24), will next be reduced; and (v) all other non-cash benefits not otherwise described in clauses (ii) or (iv) hereof will be next reduced pro-rata. Any reductions made pursuant to each of clauses (i)-(v) of the immediately preceding sentence will be made in the following manner: first, a pro-rata reduction of cash payment and payments and benefits due in respect of any equity not subject to Section 409A of the Code, and second, a pro-rata reduction of cash payments and payments and benefits due in respect of any equity subject to Section 409A of the Code as deferred compensation. Unless the Company and Employee otherwise agree in writing, any determinations required under this Paragraph shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose determinations (after consulting with Employee and her advisors and taking into account any comments in good faith) shall be conclusive and binding upon Employee and the Company for all purposes. The Company shall cause the Accountants to provide its determinations and any supporting calculations with respect to Employee to the Company and Employee. For purposes of making the calculations required by this Paragraph, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G

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and 4999 of the Code. The Company and Employee shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Paragraph. The Company shall bear all costs in connection with such determinations, including all fees of the Accountants and all costs the Accountants may incur in connection with any calculations contemplated by this Paragraph.

12. Miscellaneous.

12.1 Arbitration. Employee and the Company agree to submit to mandatory binding arbitration, in Boston, Massachusetts any and all claims arising out of or related to this Agreement and Employee’s employment with the Company and the termination thereof, except that each party may, at its or Employee’s option, seek injunctive relief in court related to the improper use, disclosure or misappropriation of a party’s proprietary, confidential or trade secret information. EMPLOYEE AND THE COMPANY HEREBY WAIVE ANY RIGHTS TO TRIAL BY JURY IN REGARD TO SUCH CLAIMS. This Agreement to arbitrate does not restrict Employee’s right to file administrative claims Employee may bring before any government agency where, as a matter of law, the parties may not restrict Employee’s ability to file such claims (including, but not limited to, the National Labor Relations Board, the Equal Employment Opportunity Commission and the Department of Labor). However, Employee and the Company agree that, to the fullest extent permitted by law, arbitration shall be the exclusive remedy for the subject matter of such administrative claims. The arbitration shall be conducted through JAMS before a single neutral arbitrator, in accordance with the JAMS employment arbitration rules then in effect. The arbitrator shall issue a written decision that contains the essential findings and conclusions on which the decision is based.

12.2 Indemnification. The Company shall indemnify Employee with respect to activities in connection with her employment hereunder to the fullest extent provided in the Company’s bylaws. Employee will at all times during her employment and during the period thereafter that she may be subject to claims in respect of her employment be named as an insured on the director and officer liability insurance policy currently maintained, or as may be maintained by the Company from time to time on a basis that is no less favorable than the Company’s other officers and directors, and, in addition, Employee will enter into an indemnification agreement provided to other similarly situated executive officers and directors of the Company, the form of which is attached as Exhibit E.

12.3 Section 409A. To the extent (i) any payments or benefits to which Employee becomes entitled under this Agreement, or under any agreement or plan referenced herein, in connection with Employee’s termination of employment with the Company constitute deferred compensation subject to Section 409A of the Code and (ii) Employee is deemed at the time of such termination of employment to be a

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“specified employee” under Section 409A of the Code, then such payments shall not be made or commence until the earliest of (a) the expiration of the six (6) month period measured from the date of Employee’s “separation from service” (as such term is at the time defined in Treasury Regulations under Section 409A of the Code) from the Company; or (b) the date of Employee’s death following such separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to Employee, including (without limitation) the additional twenty percent (20%) tax for which Employee would otherwise be liable under Section 409A(a)(1)(B) of the Code in the absence of such deferral. Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this paragraph shall be paid to Employee or Employee’s beneficiary in one lump sum (without interest). Any termination of Employee’s employment is intended to constitute a “separation from service” and will be determined consistent with the rules relating to a “separation from service” as such term is defined in Treasury Regulation Section 1.409A-1. It is intended that each installment of the payments provided hereunder constitute separate “payments” for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i). It is further intended that payments hereunder satisfy, to the greatest extent possible, the exemption from the application of Section 409A of the Code (and any state law of similar effect) provided under Treasury Regulation Section 1.409A-1(b)(4) (as a “short-term deferral”). To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision will be read in such a manner so that all payments hereunder comply with Section 409A of the Code. Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in-kind benefit under this Agreement is determined to be subject to Section 409A of the Code, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses), in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which Employee incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.

12.4 Severability. If any provision of this Agreement shall be found by any arbitrator or court of competent jurisdiction to be invalid or unenforceable, then the parties hereby waive such provision to the extent of its invalidity or unenforceability and agree that all other provisions in this Agreement shall continue in full force and effect.

12.5 No Waiver. The failure by either party at any time to require performance or compliance by the other of any of its obligations or agreements shall in no way affect the right to require such performance or compliance at any time

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thereafter. The waiver by either party of a breach of any provision hereof shall not be taken or held to be a waiver of any preceding or succeeding breach of such provision or as a waiver of the provision itself. No waiver of any kind shall be effective or binding, unless it is in writing and is signed by the party against whom such waiver is sought to be enforced.

12.6 Assignment. This Agreement and all rights hereunder are personal to Employee and may not be transferred or assigned by Employee at any time. The Company may assign its rights, together with its obligations hereunder, to any purchaser of all or substantially all of its business and assets, provided, however, that any such assignee assumes the Company’s obligations hereunder and such assignment shall not increase the scope any restrictive covenant applicable to Employee prior to such assignment.

12.7 Withholding. All sums payable to Employee hereunder shall be in United States Dollars and shall be reduced by all federal, state, local and other withholding and similar taxes and payments required by applicable law.

12.8 Continuing Obligations. For purposes of this Agreement, the obligations that arise in the Restrictive Covenants Agreement, the Plan, and equity agreements by which Employee is bound, and any other agreement relating to confidentiality, assignment of inventions, or other restrictive covenants shall collectively be referred to as the “Continuing Obligations.”

12.9 Amendment. The parties understand and agree that this Agreement may not be amended, modified or waived, in whole or in part, except in a writing executed by Employee and the Company.

12.10 Notices. All notices, if any, and all other communications, if any, required or permitted under this Agreement shall be in writing and hand delivered, sent by registered first class mail, postage pre-paid, or sent by nationally recognized express courier service. Such notices and other communications shall be effective upon receipt if hand delivered or sent via facsimile, five (5) days after mailing if sent by mail, and one (l) day after dispatch if sent by express courier, to the following addresses, or such other addresses as any party shall notify the other parties:

If to the Company:	Allovir, Inc.
139 Main St., Suite 500
Cambridge, MA 02142
Attention: General Counsel

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If to Employee:	The last address on file in the Company’s records.

With a copy that shall not constitute notice to:

Moulton | Moore | Stella LLP
Frank Gehry Building
2431 Main Street, Suite C
Santa Monica, California 90405
Attention: Adam E. Stella

12.11 Binding Nature. This Agreement shall be binding upon, and inure to the benefit of, the successors and personal representatives of the respective parties hereto.

12.12 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which, taken together, constitute one and the same agreement.

12.13 Governing Law. This Agreement and the rights and obligations of the parties hereto shall be construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflict of laws.

12.14 Attorneys’ Fees. In the event of any claim, demand or suit arising out of or with respect to this Agreement, the prevailing party shall be entitled to reasonable costs and attorneys’ fees, including any such costs and fees upon appeal, if so awarded by the arbitrator or a court of competent jurisdiction.

12.15 Entire Agreement. This Agreement (and the exhibit(s) hereto, including but not limited to the Restrictive Covenants Agreement) together with the Plan, agreements and other arrangements referenced herein, (and any exhibits and/or attachments thereto) constitute the entire and only agreement and understanding between the parties relating to Employee’s employment with Company. Subject to the foregoing, this Agreement supersedes and cancels any and all previous contracts, arrangements or understandings with respect to Employee’s employment.

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IN WITNESS WHEREOF, the Company and Employee have executed this Executive Employment Agreement as of the date first above written.

ALLOVIR, INC.

/s/ David Hallal		/s/ Diana Brainard

Print Name: David Hallal		Print Name: Diana Brainard

Title:	Chairman, Board of Directors	Address: [***]

Date:	3/17/2021	Date:	3/17/2021

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EXHIBIT A

FORM OF TIME-BASED OPTION AWARD AGREEMENT

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EXHIBIT B

FORM OF SIGN-ON RSU AWARD AGREEMENT AND

FORM OF TIME-BASED RSU AWARD AGREEMENT

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EXHIBIT C

EMPLOYEE RESTRICTIVE COVENANTS AGREEMENT

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EMPLOYEE RESTRICTIVE COVENANTS AGREEMENT

In exchange for, among other things, an offer of employment, which Employee (as defined below) acknowledges and agrees is fair and reasonable consideration that is independent from the continuation of employment with the Company, Diana Brainard (“Employee”) together with Allovir, Inc., its subsidiaries, affiliates, successors or assigns (together the “Company”), enter into this Restrictive Covenants Agreement (this “Agreement”), and hereby agree to the following:

1. Proprietary Information.

(a) Company Information. Employee agrees at all times during the term of Employee’s employment and thereafter, to hold in strictest confidence, and not to use, except for the benefit of the Company, or to disclose to any person, firm or corporation without written authorization of the Board of Directors of the Company, any Proprietary Information of the Company, except under a non-disclosure agreement duly authorized and executed by the Company, otherwise in Employee’s good faith performance of her duties or to her tax, legal and other advisors on a confidential basis. Employee understands that “Proprietary Information” means any non-public information regarding or relating to the Company or its products including: (1) the actual or reasonably anticipated business or research and development of the Company, technical data, trade secrets or know-how, including, but not limited to, research, product plans or other information regarding the Company’s products or services and markets therefore; (2) research, clinical or other trials, developments, inventions, processes, formulas, technology, designs, drawings, engineering, software, hardware configuration information, marketing, finances or other business information; (3) customer lists and customers (including, but not limited to, customers of the Company on whom Employee called or with whom Employee became acquainted during the term of Employee’s employment); (4) the identity, skills and compensation of employees, consultants, or contractors; (5) policies and procedures of the Company; (6) anything related to Company Inventions (as defined herein); and (7) Third Party Information (as defined herein). Employee further understands that Proprietary Information does not include any of the foregoing items which have become publicly known and made generally available through no wrongful act of the Employee or of others who were under confidentiality obligations as to the item or items involved or improvements or new versions thereof. Notwithstanding the foregoing, pursuant to 18 U.S.C. Section 1833(b), Employee shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that: (1) is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, notwithstanding the foregoing, Employee shall not be prohibited from disclosing Proprietary Information to a government agency as a whistleblower.

(b) Third Party Information. Employee recognizes that the Company has received and in the future will receive from third parties their confidential or proprietary

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information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes (“Third Party Information”). Employee agrees to hold all Third Party Information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out Employee’s work for the Company consistent with the Company’s agreement with such third party.

2. Inventions.

(a) Inventions Retained and Licensed. Employee has attached hereto, as Exhibit 1, a list describing all inventions, original works of authorship, developments, improvements, and trade secrets which were made by Employee prior to Employee’s employment with the Company (collectively referred to as “Prior Inventions”), which belong to Employee, which relate to the Company’s proposed business, products or research and development, and which are not assigned to the Company hereunder; or, if no such list is attached, Employee represents that there are no such Prior Inventions. If in the course of Employee’s employment with the Company, Employee incorporates into a Company product, process or service a Prior Invention owned by Employee or in which Employee has an interest, Employee hereby grants to the Company a nonexclusive, royalty-free, fully paid-up, irrevocable, perpetual, worldwide license to make, have made, modify, use and sell such Prior Invention as part of or in connection with such product, process or service, and to practice any method related thereto.

(b) Assignment of Inventions. Employee agrees that Employee will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby assign (or, for future inventions, agree to assign) to the Company, or its designee, all Employee’s right, title, and interest in and to any and all inventions, original works of authorship, writings, developments, concepts, improvements, designs, discoveries, ideas, processes, formulas, data, trademarks or trade secrets, whether or not patentable or registrable under copyright or similar laws, which Employee may solely or jointly conceive or develop or reduce to practice within the scope of Employee’s employment, or cause to be conceived or developed or reduced to practice, during the period of time Employee is employed by the Company (collectively referred to as “Inventions”), except as provided in Paragraph 2(f) below. Employee agrees that Company will exclusively own all work product that is made by Employee (solely or jointly with others) within the scope of Employee’s employment. Employee further acknowledges that all original works of authorship which are made by Employee (solely or jointly with others) within the scope of and during the period of Employee’s employment with the Company and which are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act. Employee understands and agrees that the decision whether or not to commercialize or market any Invention developed by Employee solely or jointly with others is within the Company’s sole discretion and for the Company’s sole benefit and that no royalty will be due to Employee as a result of the Company’s efforts to commercialize or market any such Invention. Employee acknowledges and agrees that nothing in this Agreement shall be deemed to grant, by implication, estoppel or otherwise, a license from the Company to me to make, use, license, or transfer in any way an existing or future Invention.

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(c) Inventions Assigned to the United States. Employee agrees to assign to the United States government all Employee’s right, title, and interest in and to any and all Inventions whenever such full title is required to be in the United States by a contract between the Company and the United States or any of its agencies.

(d) Maintenance of Records. Employee agrees to keep and maintain adequate and current written records of all Inventions made by Employee (solely or jointly with others) during the term of Employee’s employment with the Company. The records will be in the form of notes, sketches, drawings, and any other format that may be specified by the Company. The records will be available to and remain the sole property of the Company at all times.

(e) Patent and Copyright Registrations. Employee agrees to assist the Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in the Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns, and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. Employee further agrees that Employee’s obligation to execute or cause to be executed, when it is in Employee’s power to do so, any such instrument or papers shall continue after the termination of this Agreement. If the Company is unable because of Employee’s mental or physical incapacity or for any other reason to secure Employee’s signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Inventions or original works of authorship assigned to the Company as above, then Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Employee’s agent and attorney in fact, to act for and in Employee’s behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by Employee.

(f) Exceptions. This Agreement does not obligate Employee to assign to the Company any Invention that, in the sole judgment of the Company, reasonably exercised, is developed entirely on my own time and does not relate to the business efforts or research and development efforts in which, during the period of my employment, the Company actually is engaged or reasonably would be engaged, and does not result from the use of premises or equipment owned or leased by the Company. However, Employee will also promptly disclose to the Company any such Inventions for the purpose of determining whether they qualify for such exclusion. Employee understands that to the extent this

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Agreement is required to be construed in accordance with the laws of any state which precludes a requirement in an employee agreement to assign certain classes of inventions made by an employee, this Paragraph 2 will be interpreted not to apply to any invention that a court rules and/or the Company agrees falls within such classes.

3. Former Employer Information. Employee agrees that Employee will not, during Employee’s employment with the Company, improperly use or disclose any proprietary information or trade secrets of any former employer or other person or entity and that Employee will not bring onto the premises of the Company any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity. Employee further agrees that Employee will not incorporate into any Invention any Proprietary Information or trade secrets of any former employer or other person or entity.

4. Conflicting Employment. Subject to the forgoing, Employee agrees that, during the term of Employee’s employment with the Company, Employee will not engage in any other employment, occupation or consulting directly related to the Company’s business, nor will Employee engage in any other activities that conflict with Employee’s obligations to the Company (with it being understood that activities which are expressly permitted under Employee’s employment agreement with the Employee’s employment agreement will not be deemed in conflict with such obligations).

5. Non-Competition.

(a) In order to protect the Company’s Proprietary Information and goodwill, during Employee’s employment and for a period of (i) one (1) year following the date of the cessation of Employee’s employment with the Company (the “Last Date of Employment”) or such shorter period as the Company designates in writing to Employee (which designation must be made no later than the date any waiver must be made under Paragraph 5(b)(iii)), or (ii) two (2) years following the Last Date of Employment if Employee breaches her fiduciary duty to the Company or if Employee has unlawfully taken, physically or electronically, property belonging to the Company (in either case, the “Restricted Period”), Employee shall not directly or indirectly, whether as owner, partner, shareholder, director, manager, consultant, agent, employee, co-venturer or otherwise, anywhere in the world, engage or otherwise participate in any business that develops, manufactures or markets any products, performs any services, or conducts any research focused on using T-cell therapy to address viruses or virus-related diseases (the “Noncompetition Restriction”).

(b) Notwithstanding the foregoing, the Noncompetition Restrictions shall not apply: (i) if the Company terminates Employee’s employment without “cause” (within the meaning of Mass. Gen. Laws Chapter 149, Sec 24L (c)); (ii) if the Employee has been laid off by the Company; or (iii) if the Company waives the Noncompetition Restriction.

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(c) In the event that the Noncompetition Restriction applies to Employee, the Company shall make garden leave payments to Employee for the post-employment portion of the Restricted Period (but for not more than 12 months following the end of Employee’s employment) at the rate of 50% of the highest annualized base salary paid to Employee by the Company within the two-year period preceding the last day of Employee’s employment (the “Garden Leave Pay”). Employee acknowledges and agrees that the Garden Leave Pay is consideration mutually agreed upon by the Company and Employee, and in exchange for Employee’s agreement to the Noncompetition Restriction. Employee further acknowledges and agrees that any Garden Leave Pay Employee receives pursuant to this Agreement shall reduce (and shall not be in addition to) any severance or separation pay that Employee is otherwise entitled to receive from the Company pursuant to any agreement, plan or otherwise; provided that any such reduction shall not be effected in any manner that results in any additional taxes under Section 409A.

(d) Employee acknowledges that this covenant in this Paragraph 5 is necessary because the Company’s legitimate business interests cannot be adequately protected solely by the other covenants in this Agreement.

6. Returning Company Documents. Employee agrees that, at (or as soon as reasonably practicably after) the time of leaving the Company, Employee will promptly deliver to the Company (and will not keep on a computer or otherwise in Employee’s possession, recreate or deliver to anyone else) any and all documents, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, devices, equipment, other property, or reproductions of any aforementioned items developed by Employee pursuant to Employee’s employment with the Company or otherwise belonging to the Company, its successors or assigns, including, without limitation, those records maintained pursuant to paragraph 2(d). In the event of the termination of Employee’s employment, Employee agrees to sign and deliver the “Termination Certification” attached hereto as Exhibit 2.

7. Representations. Employee agrees to execute any proper oath or verify any proper document required to carry out the terms of this Agreement. Employee represents that Employee’s performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by Employee in confidence or in trust prior to Employee’s employment by the Company. Employee hereby represents and warrants that Employee has not entered into, and Employee will not enter into, any oral or written agreement in conflict herewith.

8. Restrictions on Solicitation. During any period in which Employee renders consulting services to the Company and for a period of twelve (12) months thereafter, Employee shall not recruit or otherwise solicit, entice, induce or divert, or attempt to solicit, entice, induce or divert, any employees or customers of the Company, or any of its subsidiaries or affiliates, to terminate their employment with, or otherwise cease their relationships with (as applicable), the Company or any of its subsidiaries or affiliates; provided that solicitation by any general means not targeting such employees or customers shall not be deemed a violation of this Paragraph 8.

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9. Remedies Upon Breach. Employee understands the restrictions in this Agreement are necessary for the protection of the business and goodwill of the Company and Consultant considers them to be reasonable for such purpose. Any breach of this Agreement is likely to cause the Company substantial and irrevocable damage and therefore, in the event of such breach, the Company, in addition to such other remedies which may be available, will be entitled to specific performance and other injunctive relief, without the posting of a bond. If Employee violates this Agreement, in addition to all other remedies available to the Company at law, in equity, and under contract, Employee agrees that Employee is obligated to pay all the Company’s costs of enforcement of this Agreement, including reasonable attorneys’ fees and expenses.

10. General Provisions.

(a) Governing Law; Arbitration. This Agreement will be governed by the laws of the State of Delaware. Employee and the Company agree to submit to mandatory binding arbitration, in Boston, Massachusetts any and all claims arising out of or related to this Agreement, except that each party may, at its or Employee’s option, seek injunctive relief in court in accordance with Paragraph 9 of this Agreement. EMPLOYEE AND THE COMPANY HEREBY WAIVE ANY RIGHTS TO TRIAL BY JURY IN REGARD TO SUCH CLAIMS. The arbitration shall be conducted through JAMS before a single neutral arbitrator, in accordance with the JAMS employment arbitration rules then in effect. The arbitrator shall issue a written decision that contains the essential findings and conclusions on which the decision is based.

(b) Entire Agreement. The Executive Employment Agreement (the “Employment Agreement”) to which this Agreement is attached, together with Exhibits and the Plan, agreements and other arrangements referenced herein , set forth the entire agreement and understanding between the Company and Employee relating to the subject matter herein and supersede all prior discussions or representations between us including, but not limited to, any representations made during Employee’s interview(s), whether written or oral. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by the parties hereto. Any subsequent change or changes in Employee’s duties, or compensation will not affect the validity or scope of this Agreement. Terms with initial capitalization that are not otherwise defined in this Restrictive Covenants Agreement have the meanings set forth in the Employment Agreement.

(c) Enforcement. If one or more of the provisions in this Agreement are deemed void by law, then the remaining provisions will continue in full force and effect. If any part of this Agreement is for any reason held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

(d) Successors and Assigns. This Agreement will be binding upon Employee’s heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.

(e) Notices. Any notices required or permitted hereunder shall be given to the appropriate party in accordance with the Employment Agreement.

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(f) Survival. The provisions of this Agreement shall survive the termination of Employee’s employment for any reason and assignment of this Agreement by the Company to any successor in interest or other assignee.

(g) Headings. The headings to each section or paragraph of this Agreement are provided for convenience of reference only and shall have no legal effect in the interpretation of the terms hereof.

Employee has read this Restrictive Covenants Agreement and understand its terms. Employee has completely filled out Exhibit 1 to this Agreement relating to Prior Inventions.

Employee understands that this agreement affects Employee’s rights to Inventions that Employee makes during Employee’s employment with the Company, restricts Employee’s rights to disclose or use Proprietary Information and Third Party Information or subsequent to Employee’s period of employment, and prohibits Employee from competing with the Company and from soliciting Company employees and customers for one year after Employee’s employment is terminated for any reason.

Employee further understands that by signing below, Employee certifies that Employee (i) was provided with this Agreement at least ten (10) business days before the effective date of the Agreement and (ii) Employee has been advised by the Company that Employee has a right to consult with counsel prior to signing this agreement.

Employee is executing this Agreement voluntarily.

In witness whereof, the undersigned has executed this Agreement as a sealed instrument that shall become effective upon the later of (i) the date this Agreement becomes fully executed by the parties or (ii) ten (10) business days after the Company provided Employee with this Agreement.

Employee

Signature:	/s/ Diana Brainard	Date:	3/17/2021
Print Name:	Diana Brainard
Address: [***]

ACCEPTED AND AGREED TO:

Allovir, Inc.

Signature:	/s/ David Hallal	Date:	3/17/2021

Print Name:	David Hallal

Title:	Chief Executive Officer

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EXHIBIT 1

LIST OF PRIOR INVENTIONS

AND ORIGINAL WORKS OF AUTHORSHIP

☒	No inventions or improvements
☐	Additional Sheets Attached

Signature of Employee:	/s/ Diana Brainard

Print Name of Employee:	Diana Brainard

Date:	3/17/2021

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EXHIBIT 2

TERMINATION CERTIFICATION

This is to certify that Employee does not have on a computer or otherwise in Employee’s possession, nor has Employee failed to return, any documents, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, devices, equipment, or other property, or reproductions of any aforementioned items belonging to Allovir, Inc., its subsidiaries, affiliates, successors or assigns (together, the “Company”).

Employee further certify that Employee has complied with all the terms of the Company’s Restrictive Covenants Agreement signed by Employee, including the reporting of any inventions and original works of authorship (as defined therein), conceived or made by Employee (solely or jointly with others) covered by that agreement.

Employee further agrees that, in compliance with the Restrictive Covenants Agreement, Employee will preserve as confidential all trade secrets, confidential knowledge, data or other proprietary information relating to products, processes, know-how, designs, formulas, developmental or experimental work, computer programs, data bases, other original works of authorship, customer lists, business plans, financial information or other subject matter pertaining to any business of the Company or any of its employees, clients, consultants or licensees.

Employee further agrees that, for the applicable periods and as otherwise set forth in Restrictive Covenants Agreement, Employee will honor the restrictions on Employee’s activities (directly or indirectly) as set forth therein.

Date:

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EXHIBIT D

FORM OF SEPARATION AGREEMENT AND RELEASE

FORM OF SEPARATION AGREEMENT AND RELEASE

THIS SEPARATION AGREEMENT AND RELEASE (the “Separation Agreement and Release”) is entered into between                      (the “Employee”) as a condition to receiving the severance benefits (the “Severance Amount”) to be provided to the Employee by Allovir, Inc. (the “Company”) pursuant to the Executive Employment Agreement between the Company and Employee (the “Employment Agreement”) to which this Separation Agreement and Release is attached. This is the Separation Agreement and Release referenced in Paragraph 9 of the Employment Agreement. Terms with initial capitalization that are not otherwise defined in this Separation Agreement and Release have the meanings set forth in the Employment Agreement.

Subject to the terms of the Employment Agreement, the Employee is eligible to receive the Severance Amount upon the terms and conditions of this Separation Agreement and Release.

1.

Separation Agreement and Release. The Employee agrees to the terms and conditions of the Employment Agreement and acknowledges and agrees that certain Severance Amounts shall not be paid or shall cease to be paid in the event that the Employee breaches any of the Continuing Obligations (as defined below) in any material respect. The Employee, on her own behalf and on behalf of her heirs, executors, administrators, attorneys and assigns, hereby unconditionally and irrevocably releases, waives and forever discharges, the Company and each of its affiliates, parents, successors, predecessors, and subsidiaries including, but not limited to, the employee benefit plans of each and fiduciaries of such plans, and the current and former officers, directors, shareholders, employees, attorneys, accountants and agents of each in their official and personal capacities (all of the foregoing, together with the Company, the “Released Parties”) from any and all causes of action, claims and damages, including attorneys’ fees, whether known or unknown, foreseen or unforeseen, presently asserted or otherwise arising through the date of her signing of the Separation Agreement and Release. This release includes, but is not limited to, any claim or entitlement to salary, bonuses, incentive compensation, commissions, stock, stock options, vacation pay or any other compensation or benefits; all claims arising under any federal law (including, but not limited to, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Employee Retirement Income Security Act of 1974, the Americans with Disabilities Act, Executive Order 11246, the Family and Medical Leave Act, and the Worker Adjustment and Retraining Notification Act, each as amended); any claim arising under any state or local laws, ordinances or regulations (including, but not limited to, any state or local laws, ordinances or regulations requiring that advance notice be given of certain workforce reductions), including but not limited to:

•

the New York State Human Rights Law, the New York Labor Law (including but not limited to the New York State Worker Adjustment and Retraining Notification Act, all provisions prohibiting discrimination and retaliation, and all provisions regulating wage and hour law), the New York State Correction Law, the New York State Civil Rights Law, Section 125 of the New York Workers’ Compensation Law, the New York City Human Rights Law all as amended and including all of their respective implementing regulations;

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•	the Massachusetts Wage Act, M.G.L. c. 149, §§ 148-150C, the Massachusetts Fair Employment Practices Act, M.G.L. c. 151B, §§ 1-10;

•

the Connecticut Family and Medical Leave Act, Conn. Gen. Stat. Ann. §§ 31-51kk et seq; Connecticut’s whistleblower law, Conn. Gen. Stat. Ann. § 31-51m; Connecticut’s free speech law, Conn. Gen. Stat. Ann. § 31-51q; the Connecticut Fair Employment Practices Act, Conn. Gen. Stat. Ann. §§ 46a-58, et seq.; Connecticut’s minimum wage and wage payment laws, Conn. Gen. Stat. Ann. §§ 31-58 to 31-76m; the anti-retaliation provision of Connecticut’s workers’ compensation statute, Conn. Gen. Stat. Ann. § 31-290a;

and any claim arising under any common law principle or public policy, including but not limited to, all suits in tort or contract, such as wrongful termination, defamation, emotional distress, invasion of privacy or loss of consortium and any other claim of any nature whatsoever, both in law and equity, whether personal or economic, known or unknown, arising at any and all times up to this date against any of the Released Parties. Nothing contained in this release shall affect the parties’ respective rights or ability to enforce their respective rights under this Separation Agreement and Release Further, the Employee is not releasing any claim that cannot be waived under applicable state or federal law, nor is the Employee releasing any rights the Employee may have as an owner and/or holder of the Company’s stock, with respect to any vested equity or equity-based awards the Employee holds, or to enforce the terms of the Employment Agreement that survive the Employee’s termination of employment. The Employee is not releasing any rights that the Employee has to be indemnified (including any right to reimbursement of expenses) arising under applicable law, the Company’s certificate of incorporation or by-laws (or similar constituent documents of the Company), the indemnification agreement between the Employee and the Company, or any directors’ and officers’ liability insurance policy of the Company.

2.	Acknowledgements. The Employee is signing this Separation Agreement and Release knowingly and voluntarily. He or she acknowledges that:

(a)

He or she has read and understands the legal and binding effect of this document and that he or she is hereby advised in writing to consult an attorney before signing this Separation Agreement and Release;

(b)

He or she has relied solely on her own judgment and/or that of her attorney regarding the consideration for and the terms of this Separation Agreement and Release and is signing this Separation Agreement and Release knowingly and voluntarily of her own free will;

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(c)	He or she is not entitled to the Severance Amount unless he or she agrees to and complies fully with the terms of this Separation Agreement and Release;

(d)

He or she has been given at least [      days] to consider this Separation Agreement and Release, and if he or she chose to sign this Separation Agreement and Release in fewer than [      days] from receipt, that decision was entirely knowing and voluntary;

(e)

To accept this Separation Agreement and Release, he or she must deliver a signed Separation Agreement and Release to the [Insert Address] within [      days] of the Employee’s receipt of this Separation Agreement and Release. The signed Separation Agreement and Release should be delivered to:

[Insert Address]

[The Employee further understands that he or she may revoke this Separation Agreement and Release within seven (7) days after signing by written notice within such period to the [Insert Address] at the street address or the email address above. The Employee further understands that this Separation Agreement and Release is not effective or enforceable until after the seven (7) day period of revocation has expired without revocation (the “Effective Date”), and that if he or she revokes this Separation Agreement and Release within the seven (7) day revocation period, he or she will not receive the Severance Amount] [This Agreement shall become effective on the date when it becomes fully executed (the “Effective Date”)] [The Employee further understands that he or she may revoke this Separation Agreement and Release within seven (7) business days after signing by written notice within such period to the [Insert Address] at the street address or the email address above. The Employee further understands that this Separation Agreement and Release is not effective or enforceable until after the seven (7) business day period of revocation has expired without revocation (the “Effective Date”), and that if he or she revokes this Separation Agreement and Release within the seven (7) business day revocation period, he or she will not receive the Severance Amount]1;

(f)

He or she has read and understands the Separation Agreement and Release and further understands that it includes a general release of any all known and unknown, foreseen and unforeseen claims presently asserted or otherwise arising through the date of her signing of this Separation Agreement and Release that he or she may have against any of the Released Parties;

[1]	Revise Paragraph accordingly based on age and if employee is in MA and entering into new noncompete.

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(g)	No statements made or conduct by any of the Released Parties has in any way coerced or unduly influenced him or her to execute this Separation Agreement and Release; and

(h)

Any matters related to the Company’s equity or equity-based awards held by the Employee shall be governed by the terms of their applicable governing documents, unless otherwise expressly provided in the Employment Agreement.

3.	No Admission of Liability. This Separation Agreement and Release does not constitute an admission of liability or wrongdoing on the part of the any Released Party.

4.

Non-Disparagement. Subject to Paragraph 5, the Employee agrees not to make any false or disparaging statements concerning the Company or any of its affiliates, products, services, business affairs, business prospects, financial condition, current or former officers, directors, shareholders, employees or agents. The Company agrees (through its directors and officers) not to make any false or disparaging statements concerning the Employee or her service with the Company or its affiliates. Nothing in this provision prevents either party from responding accurately and fully to any question, inquiry, or request for information when required by legal process or inquiry by a government authority, nor does this non-disparagement obligation shall not apply to truthful testimony in any legal proceeding.

5.

Protected Disclosures. Nothing contained in this Separation Agreement and Release limits the Employee’s ability to disclose information to the extent necessary to file for unemployment assistance with an applicable state agency, or to file a charge or complaint with any federal, state or local governmental agency or commission (a “Government Agency”). In addition, nothing contained in this Separation Agreement and Release limits the Employee’s ability to communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including the Employee’s ability to provide documents or other information, without notice to the Company, nor does anything contained in this Separation Agreement and Release apply to truthful testimony in litigation. If the Employee files any charge or complaint with any Government Agency and if the Government Agency pursues any claim on the Employee’s behalf, or if any other third party pursues any claim on the Employee’s behalf, Employee waives any right to monetary or other individualized relief (either individually or as part of any collective or class action); provided that nothing in this Separation Agreement and Release limits any right the Employee may have to receive a whistleblower award or bounty for information provided to the Securities and Exchange Commission. In addition, for the avoidance of doubt, pursuant to the federal Defend Trade Secrets Act of 2016, the Employee shall not be held criminally or civilly liable under any federal or state trade secret law or under this

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Separation Agreement and Release for the disclosure of a trade secret that (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

6.

Return of Property. By entering into this Agreement, the Employee acknowledges and agrees that he or she has returned to the Company all Company property, including, without limitation, computer equipment, software, keys and access cards, credit cards, files and any documents (including computerized data and any copies made of any computerized data or software) containing information concerning the Company, its business or its business relationships (“Company Property”). After the Employee has returned all Company Property, the Employee agrees to delete and finally purge any duplicates of files or documents that may contain Company information from any non-Company computer or other device that remains in the Employee’s possession or control after the separation of service. In the event that the Employee discovers that he or she continues to retain any such Company Property, the Employee shall return it to the Company immediately.

7.	[OPTION: Noncompetition Restriction][2]

8.

Continuing Obligations. As a condition of receiving the Severance Amount, the Employee acknowledges and reaffirms his/her continuing obligations to the Company pursuant to the Restrictive Covenants Agreement, which are attached hereto as Appendix A[; provided that to the extent the Company has not already waived Paragraph 4 in the Restrictive Covenants Agreement, the Company’s signature on this Agreement shall constitute a waiver of Paragraph 5 of the Restrictive Covenants Agreement, effective on the Effective Date]. In addition, the Employee acknowledges and reaffirms any other agreement that the Employee has entered into with any of the Released Parties relating to confidentiality, assignment of inventions, [noncompetition] and/or nonsolicitation, the terms of which are incorporated by reference herein. All of the obligations referenced or contained in Paragraph 4[ and in this Paragraph 7] [, Paragraph 7, and this Paragraph 8][3] are collectively referred to as the “Continuing Obligations.”

9.	Unemployment Benefits. The Company will not oppose the Employee’s claim for unemployment insurance benefits.

10.

Entire Agreement. This Separation Agreement and Release constitutes the entire agreement between the Company and the Employee and supersedes any previous agreements or understandings between the Company and the Employee, except the Employment Agreement, the Plan, agreements and other arrangements referenced herein,

[2]	Insert noncompete language substantially similar to that of the Restrictive Covenants Agreement to the extent waive noncompete from that Agreement to include here.
[3]	Revise Paragraph accordingly based on if employee is in MA and if entering into new noncompete.

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the Continuing Obligations, including obligations pursuant to the Restrictive Covenants Agreement, and any other obligations specifically preserved in this Separation Agreement and Release. In signing this Separation Agreement and Release, the Employee is not relying on any agreements or representations, except those expressly contained in this Separation Agreement and Release.

11.

Severability. If any provision of this Separation Agreement and Release is found, held or deemed by a court of competent jurisdiction to be void, unlawful, or unenforceable under any applicable statute or controlling law, the remainder of this Separation Agreement and Release shall continue in full force and effect.

12.

Waiver; Amendment. No waiver of any provision of this Separation Agreement and Release shall be effective unless made in writing and signed by the waiving party. The failure of a party to require the performance of any term or obligation of this Separation Agreement and Release, or the waiver by a party of any breach of this Separation Agreement and Release, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach. This Separation Agreement and Release may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company.

13.	Governing Law. This Separation Agreement and Release shall be governed by the laws of the State of Delaware excluding the choice of law rules thereof.

14.

Headings. Paragraph and subparagraph headings contained in this Separation Agreement and Release are inserted for the convenience of reference only. Paragraph and subparagraph headings shall not be deemed to be a part of this Separation Agreement and Release for any purpose, and they shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.

15.	Counterparts. This Separation Agreement and Release may be executed in separate counterparts. When both counterparts are signed, they shall be treated together as one and the same document.

IN WITNESS WHEREOF, the parties have duly executed this Separation Agreement and Release effective on the Effective Date.

ALLOVIR, INC.

By:
Name:
Title:

Date

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EMPLOYEE:

Date

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EXHIBIT E

FORM OF INDEMNIFICATION AGREEMENT

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